Exhibit 10.1

May 7, 2015

Edward J. Lehner

Dear Eddie:

Further to your discussion with the Board of Directors of Ryerson Holding Corporation (the “Company” or “Ryerson”), this letter will confirm the general terms and conditions of your appointment to the position of President and Chief Executive Officer of the Company.

Upon your acceptance, the effective date of your appointment shall be June 1, 2015 (“Effective Date”) and is contingent on the execution prior to the Effective Date by you of the Company’s standard Confidentiality, Non-Competition and Non-Solicitation Agreement, with such adjustments as are mutually agreed by the Company and you (the “Non-Competition Agreement”).

COMPENSATION

Your base annual salary will be $650,000, to be paid in accordance with the Company’s regular payroll process and procedures during your employment and will be subject to all applicable withholdings. Additionally, your target incentive percentage for the Company’s Annual Incentive Plan (“AIP”) shall be 110%, commencing with the Effective Date. Any 2015 plan year payout will be prorated for the time you were employed in each of your positions during 2015.

In conjunction with the granting of equity-based long-term incentive awards to Company executives during 2015 (the “2015 LTI Grants”) under the 2014 Ryerson Holding Corporation Omnibus Incentive Plan, you will receive a grant of performance units (“PSUs”) and time-vesting restricted stock units (“RSU”) in amounts such that the total number of RSUs and PSUs granted to you will equal 90,000. The terms and vesting rules for the RSUs and PSUs granted to you will be in accordance with the terms established by the Company’s Board of Directors in connection with the 2015 LTI Grants.

VACATION

You will continue to be entitled to four (4) weeks of paid vacation annually.

Mr. Edward Lehner

May 7, 2015

BENEFITS

You and your qualified dependents will continue to be eligible for the benefit programs generally available to the Company’s office employees, including medical, dental and vision and life insurance; short-term and long-term disability benefits, voluntary life and accidental death and dismemberment insurance, and the Company’s 401(k) plan.

TEMPORARY LIVING

It is also confirmed that the Company will continue to provide you with support to cover your temporary living expenses in Chicago through August 31, 2016. These expenses will include the rent, utilities and upkeep of a studio apartment in the Loop area of Chicago and weekly transportation costs between Cleveland and Chicago, and will include tax gross-up to cover any personal income taxes associated with these covered expenses. All other expenses will be a cost to you.

RELOCATION ASSISTANCE

It is anticipated that at some time prior to the 31st August 2016 you will relocate your family to the Chicago area. The Company will provide support broadly in line with that outlined in the Company’s relocation policy. The precise terms will be discussed and agreed between you and the Company’s Board of Directors closer to the event.

AT-WILL EMPLOYMENT

Your employment with the Company is at-will, and either you or the Company may terminate your employment at any time, with or without cause. We ask that you provide at least 30 days’ notice if you wish to terminate your employment.

SEVERANCE

In the event that the Company terminates your employment without cause, then the Company shall pay you an amount equal to eighteen (18) months of your then current base salary, which payment shall be subject to and reduced by all necessary and appropriate statutory payroll and benefit-related withholdings and deductions (the “Severance Payment”). The details and conditions relating to the Severance Payment will be more fully set forth in the Non-Competition Agreement, and for the avoidance of doubt, any Severance Payment will be contingent on (i) your conformance with the provisions of the Non-Competition Agreement, and (ii) your execution of a mutually acceptable release of the Company and its affiliates.

Mr. Edward Lehner

May 7, 2015

GENERAL

You agree that the provisions of this letter are severable; and if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions which are held to be unreasonable then, in such event, a court shall fix the terms of this agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

This letter, in conjunction with the Non-Competition Agreement, constitutes the sole and complete agreement between the Company and you and supersedes all other agreements, both oral and written, between the Company or any of its direct and indirect subsidiaries and you with respect to your employment by the Company or any of its direct and indirect subsidiaries or the matters contained herein.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws of the State of Illinois, without giving effect to its conflict of law principles.

*****

Should you have any questions about this letter, please contact Roger Lindsay at 905-454-6801. Two copies of this letter are enclosed. Please sign both copies and return one to me.

Very Truly Yours,

/s/ Roger W. Lindsay

Roger W. Lindsay
Chief Human Resources Officer

AGREED TO AND ACCEPTED:

By:	/s/ Edward J. Lehner

Date:	May 7, 2015